EXHIBIT 5

November 16, 2006

North American Technologies Group, Inc.

429 Memory Lane

Marshall, Texas 75672

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for North American Technologies Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (Registration No. 333-_____) relating to the registration under the Securities Act of 1933 (the “Act”) of 25,420,000 shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Company to be offered and sold by the Company. Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Securities Act is herein referred to as the “Registration Statement.”

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Company pursuant to the Registration Statement have been duly authorized and will be, when issued pursuant to (i) a valid exercise of options issued in accordance with the 2005 Stock Option Plan or (ii) the terms and conditions of the Stock Compensation Plan Agreement with Neal Kaufman dated October 6, 2006, legally issued and fully paid and nonassessable.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware (including the statutory provisions of the General Corporation Law of the State of Delaware and also all applicable provisions of the Delaware Constitution and reported decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

BOYER & KETCHAND,
a professional corporation

By:	/s/ Rita J. Leader
Rita J. Leader